                                                                  EXHIBIT 10.1
                                                                  ------------

                                    FORM OF:
                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the ___ day of August, 1997 by and between U.S. ENERGY SYSTEMS, INC., a Delaware corporation (hereinafter referred to as "Company"), and HOWARD A. NEVINS, a resident of the State of Indiana (hereinafter referred to as "Executive").


                              W I T N E S S E T H:

         Pursuant to that certain Merger Agreement dated as of __________, 1997 (the "Merger Agreement"), among the Company, American Enviro-Services, Inc. ("AES"), an entity owned and controlled, in part, by the Executive which operates certain environmental and waste businesses in Indiana and the shareholders of AES (including the Executive), the Company has agreed to acquire all of the Executive's equity interests in AES on the terms set forth in the Merger Agreement. As a condition to closing such transaction, the Executive has agreed to enter into this Agreement and to serve as an executive employee of the Company following consummation of the transaction.

         NOW THEREFORE, in consideration of the premises and of the covenants and agreements herein contained, the Company and the Executive covenant and agree as follows:

         1. EMPLOYMENT. The Company agrees to employ the Executive and the Executive agrees to render services to the Company pursuant to the terms and conditions of this Agreement. The Executive agrees to devote his efforts, attention and ability on a full time basis to the business and affairs of the Company in the discharge of his duties and responsibilities under this Agreement. The Executive shall have such responsibilities, duties and title(s) as may be set forth by the President and the Board of the Company or by such other person as may be designated by the President. The Executive's initial title shall be Executive Vice President of USE - Environmental Division and the Executive shall report directly to the President or to such other person as designated by the President. As an Executive of Company, Executive shall be bound by a fiduciary duty to act exclusively for the benefit of Company, and shall not engage in any transactions for his personal benefit at the expense of Company, or which otherwise may present a conflict of interest, without the prior consent of the Board of the Company. The Executive shall render such services to the best of his ability, and use his best efforts to promote the interests of the Company. The Company acknowledges the Executive's interests and investments in Midwest Custom Chemicals, Inc., Quality Environmental Labs and Trey Exploration, Inc., provided such interests and investments are not in violation of Section 9 hereto.


         2. TERM. The employment of the Executive hereunder shall commence as of the date hereof and shall continue for a period of three (3) years, or until the earlier termination of this Agreement by either of the parties as provided herein, or unless extended by an additional two year renewal period by the mutual written agreement of the parties at the end of the initial three (3) year period (the "Term"). After expiration of the Term and the termination of Executive's employment hereunder, the Executive shall continue to be subject to the provisions of
Section 9 and the other provisions of this Agreement related thereto.

         3. COMPENSATION. During the period of employment, the Company shall pay to the Executive as compensation for all services of the Executive on behalf of the Company a salary of One Hundred Thousand Dollars ($100,000.00) per annum, payable in installments on the Company's regular pay dates. The Executive shall be eligible to receive annual upward adjustments to his annual salary, to be determined at the sole discretion of the Company's Board of Directors Compensation Committee, but not to be less than the annual increase in the cost of living based on the Consumer Price Index. In addition to the base salary set forth above, Executive shall receive upon the signing of this Agreement options to purchase 100,000 shares of the common stock of the Company (the "Options"), pursuant to the Company's 1996 Stock Option Plan (the "Plan"). The Options shall vest on the first anniversary of the date of this Agreement, subject to the Executive's continuing employment, and which Options, the terms and prices thereof, shall be evidenced by the Stock Option Agreement attached to this Agreement as Exhibit A.


         4. INCENTIVE COMPENSATION. In addition to the base salary and Options granted pursuant to Section 3 hereof, the Executive may receive an annual incentive performance bonus and stock options calculated in the manner set forth on Exhibit B.


         5. BENEFITS. During the Term, the Executive shall be entitled to receive benefits comparable to those offered to other company senior executives, which benefits shall not be less than those presently received by Executive. The Executive shall be entitled to four (4) weeks paid vacation per year. Unused vacation time shall not carry over to the following year and the Executive shall not be compensated for unused vacation time.


         6. REIMBURSEMENT OF EXPENSES. Upon submission of reasonable documentation satisfactory to the Company, the Company shall reimburse the Executive for his reasonable and ordinary expenses incurred in connection with his employment hereunder that have been approved in advance by the President, or his designee. The parties understand and agree that the reimbursable expenses shall normally consist of reasonable lodging, per diem, transportation expenses (other than to and from work) and other out of pocket expenses incurred in the performance of the duties hereunder. Lodging expenses including rates, locations and accommodations may be subject to the prior approval of the Company. Airfare and other transportation expenses shall be subject to the prior approval of the Company. Executive acknowledges that the Company shall not approve first class airfare accommodations or other costly modes of travel when less costly means are available.


         7. POLICIES AND PROCEDURES. The Board of the Company shall have the exclusive authority to establish from time to time policies, procedures and regulations to be followed by the Executive in fulfilling and discharging his duties under this Agreement. The Executive agrees to comply with such policies, procedures and regulations as the Company may promulgate from time to time.





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



         8.      TERMINATION.


                 (a) Death, Disability and Cause. At any time during the Term, the Company shall have the right to terminate the Term and to discharge the Executive for "cause". Upon any such termination by the Company for cause, the Executive or his legal representatives shall be entitled to that portion of the Salary prorated through the date of termination, and the Company shall have no further obligations hereunder from and after the end of the Term. Termination for "cause" shall mean termination because of (i) the Executive's breach of his covenants contained in this Agreement, (ii) the Executive's willful misconduct, failure or refusal to perform the duties and responsibilities required to be performed by the Executive under the terms of this Agreement; (iii) the Executive's commission of an act of dishonesty affecting the Company or the commission of an act constituting common law fraud or a felony, (iv) the Executive's commission of an act (other than the good faith exercise of his business judgment in the exercise of his responsibilities) resulting in damages to the Company; or (v) the Executive's inability to perform his duties and responsibilities as provided herein due to his death, physical or mental disability or sickness extending for, or reasonably expected to extend for, greater than 180 days. If the Executive shall resign or otherwise terminate his employment with the Company, the Executive shall be deemed for purposes of this Agreement to have been terminated for "cause,"and the Company shall have no further obligations hereunder from and after such resignation or termination.

                 (b) Without Cause. At any time during the Term, the Company shall have the right to terminate the Term and to discharge the Executive without cause effective upon delivery of written notice to the Executive. The Executive shall be entitled to continue to receive the portion of his salary when and as the same would have been due and payable hereunder but for such termination, provided, however, that the Executive shall only be entitled to such payments as long as he is in compliance with the provisions of both Section 9.

         9. RESTRICTIVE COVENANTS. The Executive agrees with the Company that he will not:


                 (a) commencing on the date hereof, and ending on the later to occur of (i) five years from the date hereof or (ii) two years following the end of the Term for any reason, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in the business of waste oil or water oil or water waste collection, disposal or recycling, environmental remediation or emergency response waste clean-up (the "Environmental Services Business") in any county in any state in the United States in which the Company or any of its subsidiaries conducts business at the time such Shareholder commences to engage in such activity; provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

                 (b) commencing on the date hereof and ending on the later to occur of (i) five years from the date hereof or (ii) two years following the end of the Term for any reason, directly or indirectly (i) induce any Person which is a customer of the Company or any of its affiliates to patronize any business directly or indirectly in competition with the Environmental Services Business conducted by the Company or any of its affiliates; (ii) canvass, solicit or accept from any Person which is a customer of the Company or any of its affiliates, any such competitive business; or
(iii) request or advise any Person which is a customer or supplier of the Company or any of its affiliates to withdraw, curtail or cancel any such customer's or supplier's business with such entity;

                 (c) commencing on the date hereof and ending on the later to occur of (i) five years from the date hereof or (ii) two years following the end of the Term for any reason, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company or any of its affiliates at or within the then prior six months, or in any manner seek to induce any such person to leave his or her employment, provided; however, that the Executive's affiliate, Midwest Custom Chemicals, Inc. ("MCC") shall be permitted to engage such of AES' employees who are currently providing services to MCC so long as the scope of, and the time devoted to, such activities for MCC are not more than what such employees provided to MCC historically, and provided further that AES is indemnified in full for any costs associated with MMC's engagement of such employees; and

                 (d) at any time following the date hereof, use for his own account, or release or divulge or make known for any unauthorized reason or purpose, any information not otherwise publicly available whatsoever relating to the Company, to any other person or persons whomsoever without the prior express written consent of the Company. The Executive is aware and acknowledges that the Executive shall have access to confidential information by virtue of his employment and he agrees to keep such information confidential at all times. The type of confidential information covered by this paragraph shall include, but is not limited to, customer, contractor or supplier lists, trade secrets, proprietary services, processes, software, hardware and other services and projects performed by the Company. This provision does not preclude the Executive from discussing such confidential matters with properly authorized representatives of clients and customers of the Company in order to carry out his assigned responsibilities and duties during the term of employment.

The Executive agrees and acknowledges that the restrictions contained in this Section are reasonable in scope and duration and are necessary to protect the Company's legitimate business interests. The parties agree and acknowledge that the breach of this Section will cause the Company irreparable damage and upon breach of any provision of this Section, the Company shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

         Notwithstanding the restrictions set forth in this Section 9, in the event the Company's business and assets are liquidated pursuant to Chapter 7 of the U.S. Bankruptcy Code, then the restrictions contained in this Section 9 shall be without further force and effect.

         10. DOCUMENTS AND INFORMATION. The Executive will, at all times upon request, fully advise and inform the Board of the Company with respect to all matters which the Executive may





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

be developing or working on while employed by the Company. The Executive further agrees that, upon the expiration or earlier termination of his employment for any reason whatsoever, he will immediately deliver and surrender to the Company all materials of any nature relating to the Company in his possession or under his control including, but not limited to, all client, customer, supplier or contractor lists, processes, analyses, manuals, software programs, technical and operating data, financial statements, records, files, and all other material whatsoever furnished to him by the Company or produced or obtained by him during his employment with the Company.


         11. NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):


                 (a)      IF TO ANY OF THE COMPANY TO:

                          U.S. Energy Systems, Inc.
                          515 North Flagler Drive
                          Suite 702
                          West Palm Beach, FL  33414
                          Attn:  Richard H. Nelson
                          Telecopy:  (561) 820-9775

                          WITH A COPY TO:

                          Akerman, Senterfitt & Eidson, P.A.
                          One Southeast Third Avenue, 28th Floor
                          Miami, Florida  33131
                          Attention: Christopher M. Nelson, Esq.
                          Telecopy: (305) 374-5095

                 (b)      IF TO THE EXECUTIVE TO:

                          American Enviro-Systems, Inc.
                          5700 Prospect Drive
                          Newburgh, IN  47627
                          Telecopy: (812) 858-3155





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


                          IF BY U.S. MAIL, TO:

                          American Enviro-Services, Inc.
                          P.O. Box 727
                          Newburgh, IN 47629

                          WITH A COPY TO:

                          Statham Johnson & McCray
                          215 NW Martin Luther King, Jr. Boulevard
                          Evansville, IN 47708
                          Attention:  Keith Rounder, Esq.
                          Telecopy: (812) 421-4238

                          IF BY U.S. MAIL, TO:

                          Statham Johnson & McCray
                          P.O. Box 3567
                          Evansville, IN 47734-3567

         Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery, or certified or registered mail.

         12. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto), contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits constitute a part hereof as though set forth in full herein.


         13. AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.


         14. BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights





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

hereunder. The rights and obligations of this Agreement may not be assigned or delegated by the Executive without the prior written consent of the Company.

         15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.


         16. GOVERNING LAW; SEVERABILITY. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby or otherwise, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.


         17. JURISDICTION. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of Palm Beach County, Florida or in the U.S. District Court for the Southern District of Florida. The Company and the Executive hereby irrevocably accepts the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, the Company and the Executive each hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Palm Beach County, Florida or in the U.S. District Court for the Southern District of Florida, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in any such court has been brought in an inconvenient forum.


         18. ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.





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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        COMPANY:

                                        U.S. ENERGY SYSTEMS, INC.,
                                        a Delaware corporation


                                        By:
                                           -------------------------------------
                                           Richard H. Nelson, President


                                        EXECUTIVE:





                                        ----------------------------------------
                                        HOWARD A. NEVINS

                                        Address:
                                                -------------------------------

                                        ----------------------------------------

                                   EXHIBIT A:

                           STOCK OPTION AGREEMENT


        This AGREEMENT, made as of this __th day of _________, 1997, by and between U.S. Energy Systems, Inc. (the "Company") and _________________ (the "Optionee").

        WHEREAS, the Company instituted its 1996 Stock Option Plan (the "Stock Option Plan"), effective as of December 16, 1996, pursuant to which it is authorized to grant options to employees, directors, independent contractors and consultants of the Company (a copy of the Stock Option Plan is attached hereto);

        WHEREAS, the Optionee has aided and assisted the Company in furthering the development of the Company's business; and

        WHEREAS, the Company is desirous of granting the Optionee certain options (the "Options") pursuant to the Stock Option Plan, to purchase shares of common stock, par value $.01 per share (the "Common Stock") of the Company from the Company upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual premises contained herein, the Company hereby grants the Optionee an option to purchase shares of Common Stock upon the following terms and conditions:

        1. Option. As of the date hereof, the Company hereby grants to the Optionee an option (the "Option") to acquire 100,000 shares (the "Shares") of Common Stock pursuant to the Stock Option Plan, which is incorporated herein for all purposes. The Optionee hereby acknowledges receipt of the Stock Option Plan and agrees to be bound by all of the terms and conditions hereof and thereof.

        2. Definitions. Unless otherwise provided herein, terms used herein that are defined in the Stock Option Plan and not defined herein shall have the meanings attributed thereto in the Stock Option Plan.

        3. Exercise Price. The exercise price per share of the Shares subject to this Option is $____.

        4. Exercise Schedule. Except as otherwise provided in the Stock Option Plan, this Option shall be exercisable in whole or in part and cumulatively according to the following schedule:

                           _______________________

        In no event shall this Option be exercisable after _______________.

        5. Non-Assignability of the Option. The Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the Option herein granted or any interest therein, otherwise than by will or the laws of descent and distribution, and the Option shall be exercisable during the Optionee's lifetime only by the Optionee.

        6. Withholding of Taxes. At the time of the exercise of the Option, the Company may require the Optionee (i) to pay the Company an amount equal to the amount of tax the Company may be required to withhold to obtain a deduction for federal income tax purposes as a result of the exercise of such Option by the Optionee, or (ii) to make such other arrangements with the Company which would enable the Company to pay such withholding tax, including, without limitation, holding back a number of shares issuable upon exercise of the Option equal to the amount of such withholding tax, or permitting the Optionee to deliver a promissory note in a form specified by the Company or withhold taxes from other compensation payable to the Optionee by the Company, or (iii) a combination of the foregoing.

        7. Termination of Option. Any unexercised portion of this Option shall automatically and without notice terminate and become null and void as provided in Section 8 of the Stock Option Plan.

        8. No Rights in Option Stock. The Optionee shall have no rights as a shareholder in respect of shares of Common Stock as to which the Option granted hereunder shall not have been exercised and payment made as provided in the Stock Option Plan.

        9. No Right to Employment. This Agreement does not give the Optionee any right to employment by the Company.

        10. Binding Effect. Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

        11. Interpretation. The Optionee accepts this Option subject to all the terms and provisions of the Stock Option Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Stock Option Plan and the Agreement.

        12. Governing Law. This Agreement shall be construed under the laws of the State of Florida, without application to the principles of conflicts of laws.

        13. Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to Seymour J. Beder, Secretary of the Company at 515 North Flagler Drive, Suite 702, West Palm Beach, Florida 33401, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to his last permanent address as shown on the Company's records, subject to the right of either party to designate some other address at any time thereafter in a notice satisfying the requirements of this Section.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                             U.S. ENERGY SYSTEMS, INC.


                             --------------------------------------------------
                             Theodore Rosen, Chairman of the Board of Directors

AGREED AND ACCEPTED


------------------------------------





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
                      EXHIBIT B - INCENTIVE COMPENSATION



        1.      Cash Bonus.

                During the Term, the Company shall pay to the Executive a cash bonus on the terms described below. The cash bonus shall be equal to (a) 5%, multiplied by (b) the difference between (a) the pretax earnings after bonus (calculated in accordance with GAAP, except as modified below) of the USE-Environmental Division for the subject fiscal year (or shorter fiscal period, as applicable), minus (b) the Base Earnings for the subject fiscal period, such difference being referred to herein as the "Incremental Earnings." As used herein, (a) "USE-Environmental Division" shall mean American Enviro-Services, Inc. ("AES") and any Environmental Services Businesses acquired (whether by merger, share exchange or asset acquisition) by the Company and operated under the control and supervision of the Executive, (b) "Base Earnings" shall mean (i) $450,000 (plus, if applicable, the pre-tax earnings of any Environmental Services Business acquired by the Company) for the fiscal period commencing August 1, 1997 and ending January 31, 1998, (ii) $800,000 (plus, if applicable, the pre-tax earnings of any Environmental Services Business acquired by the Company) for the fiscal year ending January 31, 1998 and (iii) for all other fiscal periods, the pre-tax earnings of the USE-Environmental Division (including, if applicable, the pre-tax earnings of any Environmental Services Business acquired by the Company) for the immediately preceding completed comparable fiscal period but in no event less than $800,000 (for example: for purposes of calculating the cash bonus payable for the fiscal year ending January 31, 2000, the Base Earnings would be the pre-tax earnings for the fiscal year commencing February 1, 1998 , and ending January 31, 1999, and for purposes of calculating the cash bonus for the six-month fiscal period ending July 31, 2001 (presuming the Term expires August 15, 2001), the Base Earnings would be the pre-tax earnings for the fiscal period commencing February 1, 2000 and ending July 31, 2000).

        For purposes of calculating pre-tax earnings, and whether or not in accordance with GAAP, (a) any increase in the earnings of any Environmental Services Business acquired by AES shall be included in calculating the bonus payable hereunder only if such earnings are directly attributable to the management efforts of the Executive, as reasonably determined by the Company, and (b) such earnings shall be reduced by (i) the amount of any depreciation allowance for any capital expenditures incurred by the Company (or any of its affiliates) on behalf of the USE-Environmental Division and which expenditures contributed to the increase in such earnings, (ii) a reasonable allocation of overhead expenses incurred by the Company (or its affiliates) on behalf of the USE - Environmental Division, not to exceed 5% of the USE - Environmental Division revenues for such period, (iii) actual expenses incurred by the Company (or its affiliates) on behalf of the USE - Environmental Division, (iv) an interest factor for all advances by the Company (or its affiliates) to, or for the benefit of the USE - Environmental Division, at a rate equal to the Company's borrowing rate, (v) amortization of the Company's (or its affiliates') intangibles for the AES acquisition (based on a 15-year amortization), and (vi) to the extent mutually agreed upon by the Company and the Executive, amortization of the Company's (or its affiliates') intangibles for future acquisitions (and


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

with respect to future acquisitions accounted for using the pooling method of accounting, such pooling acquisition shall be recalculated using the purchase method of accounting for purposes of determining the bonus hereunder).

        2.      Stock Bonus.

                During the Term, and in addition to the cash bonus described above, the Company shall grant stock options to the Executive on the terms described below. The number of stock options granted shall equal to the greater of (a) the number of options granted to other executives of the Company similarly situated to the Executive by the Compensation Committee of the Company's Board of Directors, or (b) an amount of options equal to (i) the Incremental Earnings for the subject fiscal period, divided by (ii) $10.00 (for example: if the Incremental Earnings for the period are $1 million, then the Executive shall be granted options to acquire 100,000 shares). All calculations and definitions shall be the same as set forth above for calculation of the cash bonus set forth above. The options granted hereunder shall be issued pursuant to and shall be in accordance with the terms and conditions of the Company's 1996 Stock Option Plan, as may be amended from time to time. The exercise price shall be the closing bid price of a share of USE common stock on The NASDAQ Stock Market on the date the options are granted and not on the date such options are earned.

        3.      Payment.

                The cash bonus and the stock option grant, if earned, shall be paid within 30 calendar days following the earlier of (i) April 30 following the end of the subject fiscal period, or (ii) completion of the audited financial statements covering the fiscal period for which such bonus and/or stock option grant is being paid.

        4.      Termination of Employment.

                In the event the Company terminates the Term for cause or if the Executive resigns or otherwise terminates his employment, then the Executive shall not be entitled to any cash bonus or stock option grant for all or any portion of the fiscal year during which such termination took place. If the Company terminates the Term without cause, the Executive shall be entitled to receive the cash bonus and stock option grant, if otherwise earned, for the portion of the current fiscal year prior to the date on which such termination took place.

        5.      Calculation.

                All calculations hereunder shall be performed by the Company's certified public accountants, and shall be binding upon the Company and the Executive.

                                      2